SJNB FINANCIAL CORP

                           Subsidiaries of Registrant

                             as of December 31, 2000



                             San Jose National Bank

                       100% owned by SJNB Financial Corp.


                               Epic Funding Corp.

                      100% owned by San Jose National Bank